Exhibit 10.9 (ii)

March 24, 2009

Steven J. Zadig

[Address]

Re:	Amendment to Offer Letter

Dear Steve:

You are currently employed by Telegent Systems USA, Inc. (the “Company”) pursuant to an offer letter from the Company dated March 19, 2007 (the “Offer Letter”), a copy of which is attached hereto as Exhibit A. This letter (the “Amendment”) amends your Offer Letter to conform certain provisions to Company policy and practice in order to ensure compliance with applicable provisions of Section 409A (“Code Section 409A”) of this Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder.

The Offer Letter provides for certain severance benefits in connection with termination by the Company without “Cause”, which benefits are conditioned upon your execution of a release of claims agreement. This Amendment clarifies the terms of your severance benefits in the Offer Letter as set forth below.

Section 7.b is revised to confirm the timing of payments and to read as follows:

“b. Involuntary Termination Following a Change of Control. In no way limiting the Company’s policy of employment at-will (as described below), if your employment is terminated by the Company without Cause (as defined below), other than as a result of your death or disability, within 12 months following a Change of Control (as defined below) and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), you will be entitled to (i) continuation of your base salary for a period of six (6) months, less all applicable deductions and withholdings, which payments shall be made in installments over the 6-month period in accordance with the Company’s standard payroll procedures, and (ii) you will also be entitled to six (6) months of vesting of the Shares to be accelerated as of the date of termination. As a condition to your receipt of such benefits, you are required to: (i) comply with your continuing obligations (including the return of any Company property); (ii) resign from all positions you hold with the Company; and (iii) sign, and allow to become effective, the Company’s standard form of release agreement releasing any claims you may have against the Company (the “Release”) not later than fifty (50) days following your employment termination. Unless the Release is timely signed by you, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not receive any of the severance benefits provided for under this letter. In no event will benefits be provided to you until the Release becomes effective. Any severance payment that otherwise would have been payable to you prior to the Release Date shall be paid in full arrears within ten (10) business days following the Release Date, but in no event later than the 15th day of the 3rd month following the later of the end of the Company’s fiscal year or the calendar year in which the applicable event occurs.”

A new Section 9 related to compliance with Section 409A is added to the Offer Letter in its entirely as follows:

“9. Code Section 409A. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this letter is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i)

Telegent Systems USA, Inc.
470 Potrero Avenue • Sunnyvale, CA 94085
408.523.2800 • 408.523.2810 Fax
www.telegent.com

period, all payments deferred pursuant to this Section 9 shall be paid in a lump sum to you, and any remaining payments due under this letter shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this letter shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that all of the severance benefits payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this agreement will construed to the greatest extent possible as consistent with those provisions.”

Except as provided herein, the terms and conditions of your employment with the Company shall remain unchanged, and as set forth in your Offer Letter.

This Amendment, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Amendment may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Amendment shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Amendment is acceptable to you, please sign below and return the original to me.

Sincerely,

Telegent Systems USA, Inc.

By:	/s/ Mary Monfared
Mary Monfared
Director of Human Resources

Exhibit A:	Offer Letter

UNDERSTOOD AND AGREED TO:

/s/ Steven J. Zadig
Steven J. Zadig

3-24-09
Date

EXHIBIT A

Offer Letter